FUND ACCOUNTING AGREEMENT

     AGREEMENT made this 1st day of October, 1996, between THE HIRTLE CALLAGHAN TRUST (the "Trust"), a Delaware business trust, and BISYS FUND SERVICES, INC. ("Fund Accountant"), a corporation organized under the laws of the State of Delaware.

     WHEREAS, the Trust desires that Fund Accountant perform certain fund accounting services for each investment portfolio of the Trust, all as now or hereafter may be established from time to time (individually referred to herein as the "Fund" and collectively as the "Funds"); and

     WHEREAS, Fund Accountant is willing to perform such services on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

     1.   SERVICES AS FUND ACCOUNTANT; CONVERSION TO SERVICES.

     The Trust hereby engages Fund Accountant to perform fund accounting services as set forth in this Section 1 (collectively, the "Services"), and, in connection therewith, the Trust agrees to convert to Fund Accountant's data processing systems and software (the "BISYS System") as necessary in order to receive the Services. The Trust shall cooperate with Fund Accountant to provide Fund Accountant with all necessary information and assistance required to successfully convert to the BISYS System. Fund Accountant shall provide the Trust with a schedule relating to such conversion and the parties agree that the conversion may progress in stages. The date upon which all Services shall have been converted to the BISYS System shall be referred to herein as the "Conversion Date." The parties hereby agree that the Conversion Date shall be no later than January 1, 1997. Fund Accountant hereby accepts such engagement and agrees to perform the Services commencing, with respect to each individual Service, on the date that the conversion of such Service to the BISYS System has been completed. Fund Accountant shall determine in accordance with its normal acceptance procedures when the applicable Service has been successfully converted.

          (a) MAINTENANCE OF BOOKS AND RECORDS. Fund Accountant will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 under the Investment Company Act of 1940 (the "Rule"):

                    (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

                    (ii) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(I) of the Rule;

                    (iii)  Separate ledger accounts required by subsection
                    (b)(2)(ii) and (iii) of the Rule; and
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                    (iv)   A monthly trial balance of all ledger accounts
                    (except shareholder accounts) as required by subsection
                    (b)(8) of the Rule.

          (b) PERFORMANCE OF DAILY ACCOUNTING SERVICES. In addition to the maintenance of the books and records specified above, Fund Accountant shall perform the following accounting services daily for each Fund:

                    (i) Calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1(b)(ii) below;

                    (ii) Obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund's investment adviser or its designee, as approved by the Trust's Board of Trustees;

                    (iii) Verify and reconcile with the Fund's custodian all daily trade activity;

                    (iv) Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

                    (v) Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

                    (vi) Report to the Trust the daily market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

                    (vii) Determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

                    (viii) Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Trust;

                    (ix) Update fund accounting system to reflect rate changes, as received from a Fund's investment adviser, on variable interest rate instruments;

                    (x)    Post Fund transactions to appropriate categories;
                    (xi) Accrue expenses of each Fund according to instructions received from the Trust's Administrator;

                    (xii) Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

                    (xiii) Provide accounting reports in connection with the Trust's regular annual audit and other audits and examinations by regulatory agencies; and
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                    (xiv)  Provide such periodic reports as the parties shall
                    agree upon, as set forth in a separate schedule.

          (c)  SPECIAL REPORTS AND SERVICES.

                    (i) Fund Accountant may provide additional special reports upon the request of the Trust or a Fund's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

                    (ii) Fund Accountant may provide such other similar services with respect to a Fund as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

          (d) ADDITIONAL ACCOUNTING SERVICES. Fund Accountant shall also perform the following additional accounting services for each
               Fund:

                    (i) Provide monthly a download (and hard copy thereof) of the financial statements described below, upon request of the Trust. The download will include the following items:

                    Statement of Assets and Liabilities,
                    Statement of Operations,
                    Statement of Changes in Net Assets, and
                    Condensed Financial Information;

                    (ii)   Provide accounting information for the following:

                         (A) federal and state income tax returns and federal excise tax returns;

                         (B) the Trust's semi-annual reports with the Securities and Exchange Commission ("SEC") on Form N-SAR;

                         (C) the Trust's annual, semi-annual and quarterly (if any) shareholder reports;

                         (D) registration statements on Form N-1A and other filings relating to the registration of Shares;

                         (E) the Administrator's monitoring of the Trust's status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;

                         (F)  annual audit by the Trust's auditors; and

                         (G)  examinations performed by the SEC.

     2.   SUBCONTRACTING.

     Fund Accountant may, at its expense, subcontract with any entity or
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person concerning the provision of the services contemplated hereunder;
provided, however, that any such subcontractor shall be an affiliate of Fund Accountant; provided further, that Fund Accountant shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that Fund Accountant shall be responsible, to the extent provided in Section 6 hereof, for all acts of such subcontractor as if such acts were its own.

     3.   COMPENSATION.

     Commencing on the Conversion Date, the Trust shall pay Fund Accountant for the services to be provided by Fund Accountant under this Agreement in accordance with, and in the manner set forth in, Schedule A hereto, as such Schedule may be amended from time to time.

     4.   REIMBURSEMENT OF EXPENSES.

     In addition to paying Fund Accountant the fees described in Section 3 hereof, the Trust agrees to reimburse Fund Accountant for its out-of-pocket expenses in providing services hereunder, including without limitation the following:

          (a) All freight and other delivery and bonding charges incurred by Fund Accountant in delivering materials to and from the Trust;

          (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Fund Accountant in communication with the Trust, the Trust's investment advisor or custodian, dealers or others as required for Fund Accountant to perform the services to be provided hereunder;

          (c) The cost of obtaining security market quotes pursuant to Section l(b)(ii) above;

          (d) The cost of microfilm or microfiche of records or other materials;

          (e) Any expenses Fund Accountant shall incur at the written direction of an officer of the Trust thereunto duly authorized; and

          (f) Any additional expenses reasonably incurred by Fund Accountant in the performance of its duties and obligations under this Agreement.

     5.   EFFECTIVE DATE.

     This Agreement shall become effective with respect to a Fund as of the date first written above.

     6.   TERM.

     The initial term of this Agreement (the "Initial Term") shall be for one year commencing on the date this Agreement is executed by both parties and ending on the date that is one year after the Conversion Date. This Agreement shall be renewed automatically for successive one-year terms unless
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written notice not to renew is given by the non-renewing party to the other party at least 60 days prior to the expiration of the then-current term; provided, however, that after such termination for so long as Fund Accountant, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due Fund Accountant and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. Fund Accountant shall be entitled to collect from the Trust, in addition to the compensation described under Section 3 hereof, the amount of all of Fund Accountant's cash disbursements for services in connection with Fund Accountant's activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, Fund Accountant will provide the Trust with reasonable access to any Trust documents or records remaining in its possession.

     In the event of a material breach of this Agreement by either party, the non-breaching party shall notify the breaching party in writing of such breach and, upon receipt of such notice, the breaching party shall have 45 days to remedy the breach. In the event the breach is not remedied within such time period, the nonbreaching party may immediately terminate this Agreement.

     7.   STANDARD OF CARE; RELIANCE ON RECORDS AND INSTRUCTIONS;
INDEMNIFICATION.

     The duties of Fund Accountant shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Fund Accountant hereunder. The Fund Accountant shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Section 7, the term "Fund Accountant" shall include officers and directors of, and persons who control, Fund Accountant as well as Fund Accountant itself.)

     So long as Fund Accountant acts in good faith and with due diligence and without negligence, the Trust assumes full responsibility and shall indemnify Fund Accountant and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of administration, transfer agency, and dividend disbursing relationships to the Trust or any other service rendered to the Trust hereunder. Fund Accountant agrees to indemnify and hold harmless the Company, its employees, agents, Trustees, officers and nominees from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all judgements, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way relating to the Fund Accountant's bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, with respect to the performance of services under this Agreement. The indemnity and defense provisions set forth herein shall indefinitely survive the termination
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of this Agreement.

     Except for actions, suits or claims brought or threatened against Fund Accountant by (i) the Trust, or (ii) one or more Shareholders of the Trust, the rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case the indemnifying party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder.

     The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the indemnifying party and satisfactory to the other party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of a suit, it will reimburse the other party for the reasonable fees and expenses of any counsel retained by the other party.

     The Fund Accountant may apply to the Trust at any time for instructions and may, at its expense, consult counsel for the Trust or its own counsel and with accountants and other experts with respect to any matter arising in connection with Fund Accountant's duties, and Fund Accountant shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

     Also, Fund Accountant shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. The Fund Accountant will not be held to have notice of any change of authority of any officers, employees or agents of the Trust until receipt of written notice thereof from the Trust.

     8.   RECORD RETENTION AND CONFIDENTIALITY.

     Fund Accountant shall keep and maintain on behalf of the Trust all books and records which the Trust and Fund Accountant are, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. In case of any request or demand for the inspection of such records by another party, Fund Accountant shall notify the Trust and follow the Trust's instructions as to permitting or refusing such inspection; provided that, upon notice to the Trust, Fund Accountant may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for
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failure to do so, unless (in cases involving potential exposure only to civil liability) the Trust has agreed to indemnify Fund Accountant against such liability.

     9.   MAINTENANCE OF SYSTEM AND EQUIPMENT; UNCONTROLLABLE EVENTS.

     Fund Accountant shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. In the event of computer or other equipment failures beyond its reasonable control, Fund Accountant shall use its best efforts to minimize service interruptions. Fund Accountant represents and warrants that the various procedures and systems which it has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder. Notwithstanding the foregoing, Fund Accountant assumes no responsibility hereunder, and shall not be liable for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

     10.  REPORTS.

     Fund Accountant will furnish to the Trust and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by Fund Accountant, or as subsequently agreed upon by the parties pursuant to an amendment hereto. The Trust agrees to examine each such report or copy promptly and will promptly report or cause to be reported any errors or discrepancies therein.

     11.  RIGHTS OF OWNERSHIP.

     All computer programs and procedures developed to perform services required to be provided by Fund Accountant under this Agreement are the property of Fund Accountant. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

     12.  RETURN OF RECORDS.

     Fund Accountant may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain Fund Accountant's files, records and documents created and maintained by Fund Accountant pursuant to this Agreement which are no longer needed by Fund Accountant in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by Fund Accountant for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

     13.  REPRESENTATIONS OF THE TRUST.

     The Trust certifies to Fund Accountant that: (1) as of the close of business on each Conversion Date, each Fund that is in existence as of the
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Conversion Date has authorized unlimited shares, and (2) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     14.  REPRESENTATIONS OF FUND ACCOUNTANT.

     Fund Accountant represents and warrants that: (1) the various procedures and systems which Fund Accountant has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Trust and Fund Accountant's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by Fund Accountant and, when executed and delivered by Fund Accountant, will constitute a legal, valid and binding obligation of Fund Accountant, enforceable against Fund Accountant in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     15.  INSURANCE.

     Fund Accountant shall notify the Trust should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. Fund Accountant shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by Fund Accountant under its insurance coverage.

     16.  INFORMATION TO BE FURNISHED BY THE TRUST AND FUNDS.

          The Trust has furnished to Fund Accountant the following:

          (a) Copies of the Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

          (b)  Copies of the following documents:

                    (i)    The Trust's Bylaws and any amendments thereto; and

                    (ii) Certified copies of resolutions of the Board of Trustees covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct Fund Accountant thereunder.

          (c) A list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct Fund Accountant in all matters.

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          (d)  Two copies of the Prospectuses and Statements of Additional
               Information for each Fund.

     17.  INFORMATION FURNISHED BY FUND ACCOUNTANT.

          (a)  Fund Accountant has furnished to the Trust the following:

                    (i)    Fund Accountant's Articles of Incorporation; and

                    (ii) Fund Accountant's Bylaws and any amendments thereto.

          (b) Fund Accountant shall, upon request, furnish certified copies of corporate actions covering the following matters:

                    (i) Approval of this Agreement, and authorization of a specified officer of Fund Accountant to execute and deliver this Agreement; and

                    (ii) Authorization of Fund Accountant to act as fund accountant for the Trust and to provide accounting services for the Trust.

          (c)  Insurance coverage information and systems backup procedures.

     18.  AMENDMENTS TO DOCUMENTS.

     The Trust shall furnish Fund Accountant written copies of any amendments to, or changes in, any of the items referred to in Section 16 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statements of Additional Information of the Trust which might have the effect of changing the procedures employed by Fund Accountant in providing the services agreed to hereunder or which amendment might affect the duties of Fund Accountant hereunder unless the Trust first obtains Fund Accountant's approval of such amendments or changes.

     19.  COMPLIANCE WITH LAW.

     Except for the obligations of Fund Accountant set forth in Section 8 hereof, the Trust assumes full responsibility for the preparation, contents and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. Fund Accountant shall have no obligation to take cognizance of any laws relating to the sale of the Trust's Shares. The Trust represents and warrants that no Shares of the Trust will be offered to the public until the Trust's registration statement under the Securities Act and the 1940 Act has been declared or becomes effective.

     20.  NOTICES.

     Any notice provided hereunder shall be sufficiently given when sent by Federal Express or similar delivery service, by facsimile or by registered or certified mail to the party required to be served with such notice, at the following address: if to Fund Accountant, to it at 3435 Stelzer Road, Columbus, Ohio 43219, if to the Trust, to it at 575 East Swedesford Road, Wayne, Pennsylvania 19087-1613, Attn: Donald E. Callaghan, or at such other address as such party may from time to time specify in writing to the other
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party pursuant to this Section.

     21.  HEADINGS.

     Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     22.  ASSIGNMENT.

     This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     23.  GOVERNING LAW AND MATTERS RELATING TO THE TRUST.

     This Agreement shall be governed by, and its provisions shall be construed in accordance with, the laws of the State of Delaware. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust's Agreement and Declaration of Trust.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                        THE HIRTLE CALLAGHAN TRUST


                                        By:/s/

                                        Title:______________________________



                                        BISYS FUND SERVICES, INC.


                                        By:/s/

                                        Title:______________________________










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                                                        Dated: October 1, 1996


                                  SCHEDULE A
                       TO THE FUND ACCOUNTING AGREEMENT
                                    BETWEEN
                          THE HIRTLE CALLAGHAN TRUST
                                      AND
                          BISYS FUND SERVICES, INC..


                                     FEES


Fund Accountant shall be entitled to receive a fee from each Fund in accordance with the following schedule:

          $30,000 per fund portfolio

















THE HIRTLE CALLAGHAN TRUST              BISYS FUND SERVICES, INC.


By:/s/                                  By:/s/

Title:_______________________________   Title:_______________________________